Exhibit 99.1

                    JoS. A. Bank Clothiers to Open The NASDAQ
         Stock Market; Company Celebrates Five Years as One of the Top
                              Performers on NASDAQ

    HAMPSTEAD, Md.--(BUSINESS WIRE)--April 11, 2005--JoS. A. Bank Clothiers, Inc., (NASDAQ National Market:"JOSB"), a premier menswear designer and retailer, announces that Robert N. Wildrick, its President and Chief Executive Officer, and other members of its senior management team and Board of Directors, will open The NASDAQ Stock Market on Tuesday, April 12, 2005 at 9:30 a.m. EDT.
    The Company's common stock price performance has ranked among the top 1% of all NASDAQ-listed companies during the five-year calendar period 1999-2004. The Company's stock was the 19th-best performer in a ranking of all NASDAQ-listed companies during this five-year period.
    "It is a privilege to be recognized by The NASDAQ Stock Market and to be invited to open the Market on Tuesday," said Robert N. Wildrick, President and Chief Executive Officer of JoS. A. Bank. "Our strategy of expanding our store base and developing innovative new products continues to deliver exceptional value to our customers and shareholders. We look forward to another year of growth during 2005, when we expect to open 60 to 75 new stores as part of our plan to have 500 stores throughout the U.S."
    To view JoS. A. Bank Clothiers' opening ceremony live on Tuesday, April 12, 2005, please visit the NASDAQ web cam at http://www.NASDAQ.com/reference/marketsite_about.stm. Viewers are advised to visit the NASDAQ web cam site at approximately 9:20 a.m. EDT.

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 273 stores in 37 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ National Market under the symbol "JOSB".

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.



    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead
             David E. Ullman, EVP/CFO, 410-239-5715
                 or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com
                 or
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com